UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 10, 2025

WORLD KINECT CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9800 N.W. 41st Street Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WKC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On November 10, 2025, World Kinect Corporation (the “Company”) entered into Amendment No. 11 to Fourth Amended and Restated Credit Agreement (the “Amendment”) by and among the Company and certain of its subsidiaries, as borrowers, the guarantors named therein, Bank of America, N.A., as administrative agent, and the financial institutions named therein as lenders, co-documentation agents, joint lead arrangers, and joint bookrunners. The Amendment amended certain terms and conditions of the Company’s Fourth Amended and Restated Credit Agreement, dated as of October 10, 2013, as previously amended, including to: (i) increase the aggregate revolving credit facility commitments from $1.50 billion to $1.65 billion; (ii) replace the existing term loan in the original principal amount of $500 million (the “Original Term Loan”) with a new term loan in the original principal amount of $350 million (the “New Term Loan”), thereby maintaining the total borrowing capacity under the credit facility at $2.0 billion; (iii) modify the pricing of the loans and related fees, including reducing the number of applicable pricing levels, such that: (a) amounts outstanding bear interest at varying rates (as specified in the Amendment), plus a margin ranging from 1.5% - 2.125% for Term SOFR Loans and Alternative Currency Loans, and between 0.5% and 1.125% for Base Rate Loans (each as defined in the Amendment); and (b) lowering the pricing on commitment fees from a range of 0.225% - 0.375%, to a range of 0.225% - 0.300%, in each case depending on a defined consolidated total leverage ratio; (iv) extend the maturity from April 1, 2027 to November 10, 2030 and provide the Company with a one-time one-year maturity date extension option (to the extent the revolving commitments of the extending lenders exceed 50% of the aggregate amount of revolving commitments then outstanding, and other specified terms and conditions); and (v) modify certain financial and other covenants to provide greater operating flexibility.

Proceeds from the New Term Loan, plus approximately $93 million of cash on hand, were used to repay all outstanding amounts under the Original Term Loan and to pay certain fees and expenses related to the Amendment. The Amendment contains customary events of default. If an event of default occurs and is continuing (and is not waived), the administrative agent may declare all amounts outstanding under the credit facility to be immediately due and payable, and may cancel the lenders’ commitments to make further advances thereunder. In the event of a payment or other specified defaults, outstanding obligations accrue interest at a specified default rate. The above description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Certain of the lenders party to the Amendment and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company or its affiliates, for which they received or will receive customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

The Company’s press release announcing the Amendment is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

d)	Exhibits.

Exhibit Number	Description

10.1	Amendment No. 11 to Fourth Amended and Restated Credit Agreement, dated as of November 10, 2025, among the Company and certain of its subsidiaries, as borrowers, the guarantors named therein, Bank of America, N.A., as administrative agent, and the financial institutions named therein as lenders, co-documentation agents, joint lead arrangers, and joint bookrunners

99.1	Press Release Announcing Credit Agreement Amendment, dated November 11, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 13, 2025	World Kinect Corporation

/s/ Joel M. Williams
Joel M. Williams
Assistant Corporate Secretary